Professional Dental Technologies, Inc.
                                    Exhibit 2
                 Proposed Amendment to the Company's Certificate
                     of Incorporation Adopted April 6, 1999



Article FOURTH of the Certificate of Incorporation of the Company is hereby amended by:

     Replacing the Article with the following:

     FOURTH: The total authorized capital of this corporation is the sum of Three Hundred Thousand Dollars ($300,000) comprised of Three Thousand (3,000) common shares having a par value of One Hundred Dollars ($100). There shall be only one class of shares of the corporation; to wit: Common.